     As filed with the Securities and Exchange Commission on June 22, 2000
                                                     Registration No. 333-
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
                              ___________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                ________________

                            ICG COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its Charter)

   Delaware                                                    84-1342022
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                        Identification No.)

                            161 Inverness Drive West
                                 P.O. Box 6742
                           Englewood, Colorado 80112
                                 (303) 414-5000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     ICG COMMUNICATIONS, INC. YEAR 2000 EXECUTIVE LONG-TERM INCENTIVE PLAN ICG COMMUNICATIONS, INC. YEAR 2000 BROAD-BASED LONG-TERM INCENTIVE PLAN
         ICG COMMUNICATIONS, INC. NON-QUALIFIED STOCK OPTION AGREEMENTS
                    WITH THE OPTIONEES LISTED ON APPENDIX A
    ICG COMMUNICATIONS, INC. SHARE PRICE APPRECIATION VESTING NON-QUALIFIED
        STOCK OPTION AGREEMENTS WITH THE OPTIONEES LISTED ON APPENDIX B

                            (Full title of the Plan)
                               __________________

    H. Don Teague, Executive Vice President, General Counsel and Secretary
                            ICG Communications, Inc.
                            161 Inverness Drive West
                                 P.O. Box 6742
                           Englewood, Colorado  80112
                                 (303) 414-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 _____________

                                    Copy to:
                              Leslie Nichols, Esq.
                            Sherman & Howard L.L.C.
                          633 17th Street, Suite 3000
                            Denver, Colorado  80202
                                 (303) 297-2900

                        CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum     Proposed Maximum       Amount of
Title of Securities to be    Amount to  be     Offering Price Per   Aggregate Offering    Registration
 Registered                   Registered           Share (1)              Price              Fee (1)
---------------------------------------------------------------------------------------------------
Common Stock, $.01 par        10,110,386           $22.0625         $223,060,391.125     $58,888.00
 value per share               Shares
---------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(h)(1) of the Securities Act of 1933, based upon the average high and low prices of the Common Stock in the Nasdaq National Market System on June 19, 2000.

                            APPENDIX A TO FORM S-8

Shahid Abbasi                           Son Nguyen
Richard J. Adams                        James P. O'Brien
Cathy Arrendale                         Rebecca L. Penzol
Deborah Barrett                         Salvador Penzol
William S. Beans, Jr.                   Steven K. Robinson
Carole J. Berkowitz-Altman              Wayne G. Rouse
Jack Campbell                           Cynthia I. Schuster
Darlinda Coe                            James F. Smith
Alyson C. Crowley                       Juanita Stone
Doug A. Dooley                          Stephen F. Stulock
Eric L. Douglas                         Catharine Trebnick
JoAnne S. Drexler                       Catherine K. Usher
Mohammad Fahim                          Matthew C. Wajda
Richard E. Fish                         James Washington
Garrett Gee                             Lon E. Welsh
Michael Goedel                          W. Terrell Wingfield, Jr.
Kimberly Gordon
Corey L. Grobe
Mark A. Hafley
Margery E. Hager
Umar Hamidi
Michael Harry
Marilyn F. Heit
Patrick L. Hernandez
Eric Herrera
David Hildebrant
Karen L. Hilton
Jeffrey A. Hostetter
Pamela Jacobson
Sherwood Jackson
James M. Keenan
Christopher P. Kunkel
Dan G. Lavender
Kim Leung
Angela Lin
Stacie A. Lindsey-Mintken
Mark Long
Craig E. Lutz
Dennis J. Martin
Jennifer C. Martin
David L. McPeters
Michael C. Miller
Terry J. Mobley
Nazifa Nawabzada

                            APPENDIX B TO FORM S-8

William S. Beans, Jr.
Darlinda J. Coe
Joanne Drexler
Mohammad Fahim
Richard E. Fish
Mike Goedel
Corey L. Grobe
Umar Hamidi
Michael Harry
Pamela Jacobson
James F. Smith
James Washington
W. Terrell Wingfield

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     Note: The document(s) containing the employee benefit plan information required by Item 1 of this Form and the statement of availability of registrant information and other information required by Item 2 of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all the documents included in such file.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference

     The following documents filed by ICG Communications, Inc. (the "Registrant" or the "Company") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) (1) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act; or

          (2) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

     (c) The description of the common stock, $.01 par value, of the Company contained in a registration statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents (such documents and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Item 4.   Description of Securities.

     All of the securities being registered are registered under Section 12 of the Exchange Act.

Item 5.   Interest of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides, generally, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit of proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Articles Eighth and Tenth of the Company's Certificate of Incorporation provide as follows:

          EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          TENTH: The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, in accordance with and to the full extent permitted by applicable law. Expenses (including attorneys' fees) incurred in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

   Article VIII, Section 8.1 of the Company's bylaws provide as follows:

          Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation.

          The Corporation shall pay any expenses reasonably incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide for the payment of such expenses incurred by employees and agents of the Corporation as it deems appropriate.

          The rights conferred on any person under this Article shall not be deemed exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Corporation's Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification and to the advancement of expenses under this Article shall be deemed to be provided by a contract between the Corporation and the director, officer, employee or agent who serves in such capacity at any time while these

      By-Laws and any other relevant provisions of the Delaware General Corporation Law and any other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

          For purposes of this Article, references to "the Corporation" shall be deemed to include any subsidiary of the Corporation now or hereafter organized under the laws of the State of Delaware.

     The Company has purchased liability insurance policies covering its directors and officers.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          See Exhibit Index and Exhibits at the end of this Registration Statement.

Item 9.   Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 21, 2000.

                              ICG COMMUNICATIONS, INC.



                              By:     /s/ J. Shelby Bryan
                                     --------------------
                                    J. Shelby Bryan,
                                    Chairman of the Board of Directors, Chief
                                    Executive Officer and Director



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Shelby Bryan and H. Don Teague, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


        Signature                       Title                       Date
        ---------                       ------                      -----

   /s/ J. Shelby Bryan          Chairman of the Board of         June 21, 2000
--------------------------
       J. Shelby Bryan         Directors, Chief Executive
                                   Officer and Director
                              (Principal Executive Officer)

  /s/ Harry R. Herbst          Executive Vice President          June 21, 2000
--------------------------
      Harry R. Herbst          and Chief Financial Officer
                              (Principal Financial Officer)

  /s/ John V. Colgan         Senior Vice President of Finance    June 21, 2000
--------------------------
      John V. Colgan            and Corporate Controller
                                (Principal Accounting Officer)

 /s/ William J. Laggett         Vice Chairman of the             June 21, 2000
--------------------------
     William J. Laggett          Board of Directors

 /s/ William S. Beans, Jr.           Director                    June 21, 2000
--------------------------
     William S. Beans, Jr.
--------------------------

/s/  Thomas O. Hicks                 Director                    June 21, 2000
--------------------------
     Thomas O. Hicks
--------------------------

/s/ Gary S. Howard                   Director                    June 21, 2000
--------------------------
    Gary S. Howard


/s/ John U. Moorhead II              Director                    June 21, 2000
--------------------------
    John U. Moorhead II

/s/ Leontis Teryazos                 Director                    June 21, 2000
--------------------------
    Leontis Teryazos

/s/ Walter Threadgill                Director                    June 21, 2000
--------------------------
    Walter Threadgill

/s/ Carl E. Vogel                    Director                    June 21, 2000
---------------------------
    Carl E. Vogel

                                 EXHIBIT INDEX


     Exhibits
     --------


   5                    Opinion of Counsel

  23.1                  Consent of KPMG LLP

  23.2                  Consent of Counsel (included in Exhibit 5)

  24 Powers of Attorney (included in signature page of this Registration Statement)